Exhibit (a)(2)

State of Delaware Secretary of State Division of Corporations Delivered 04:47 PM 04/30/2020 FILED 04:47 PM 04/30/2020 SR 20203324774 – File Number 7083907

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

Yleana Trust

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

FIRST:	The name of the Statutory Trust is Yleana Trust.

SECOND:	The first article of Certificate of Trust is hereby amended in its entirety as follows:

“FIRST: The name of the statutory trust formed hereby is: Emles Trust (the ‘Trust’).”

THIRD:	The third article of Certificate of Trust is hereby amended in its entirety as follows:

“THIRD: The address of the registered office of the Trust in the state of Delaware is c/o Vcorp Services, LLC, 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805.”

FOURTH:	The fourth article of Certificate of Trust is hereby amended in its entirety as follows:

“FOURTH: The name and address of the Trust's registered agent for service of process in the State of Delaware are Vcorp Services, LLC, 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805.”

FIFTH: This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on April 30, 2020.

/s/Gabriel Hammond
Gabriel Hammond,
Trustee